                                 AMENDMENT NO. 3
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

     The Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2004, by and between A I M ADVISORS, INC., a Delaware corporation, and AIM Sector Funds, a Delaware statutory trust, is hereby amended as follows:

                              W I T N E S S E T H:

     WHEREAS, the parties desire to amend the Agreement to delete AIM Health Sciences Fund from the Agreement;

     NOW, THEREFORE, the parties agree as follows;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                                AIM SECTOR FUNDS

Portfolios                               Effective Date of Agreement
----------                               ---------------------------
AIM Energy Fund                                  July 1, 2004

AIM Financial Services Fund                      July 1, 2004

AIM Gold & Precious Metals Fund                  July 1, 2004

AIM Leisure Fund                                 July 1, 2004

AIM Technology Fund                              July 1, 2004

AIM Utilities Fund                               July 1, 2004


     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

          Rate*                  Net Assets
          -----                  ----------
          0.023%                 First $1.5 billion
          0.013%                 Next $1.5 billion
          0.003%                 Over $3 billion

          *Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

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     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: July 18, 2005

                                            A I M ADVISORS, INC.


Attest: /s/ John H. Lively                  By: /s/ Mark H. Williamson
        ----------------------------            ------------------------------
        Assistant Secretary                     Mark H. Williamson
                                                President


(SEAL)


                                            AIM SECTOR FUNDS


Attest: /s/ John H. Lively                  By: /s/ Robert H. Graham
        ----------------------------            ------------------------------
        Assistant Secretary                     Robert H. Graham
                                                President


(SEAL)